Exhibit 3.89

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:30 PM 07/20/1998
981280803 — 2922779
CERTIFICATE OF INCORPORATION
OF
CORECOMM INDIANA, INC.

     The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that:
     FIRST: The name of this corporation is CoreComm Indiana, Inc
     SECOND: Its Registered Office in the State of Delaware is to be located at 9 Fast Loockerman Street, in the City of Dover, County of Kent, 19901 The Registered Agent in charge thereof is National Registered Agents, Inc.
     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware
     To have all of the general powers granted to corporations under the General Corporation Law of the State of Delaware, granted by specific statutory authority and by construction of law
     FOURTH: The amount of the total authorized capital stock of the corporation is 1500, all of which are without par value and classified as Common stock.
     FIFTH The name and mailing address of the incorporator are as follows:

NAME	ADDRESS
I Erik Tamm	c/o CoreComm Incorporated
110 East 59th Street, 26thFloor
New York, NY 10022
     SIXTH: The duration of the corporation shall be perpetual
     SEVENTH: When a compromise or arrangement is proposed between the corporation and its creditors or any class of them or between the corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation pursuant to the provisions of Section 291 of Title 8 of the Delaware Code or on application of trustees in dissolution or of any receiver or receivers appointed for the corporation pursuant to provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the corporation
     EIGHTH: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended.
     NINTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be attended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which these indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.
Signed on July 20, 1998

/s/ I. Erik Tamm
I. Erik Tamm, Incorporator

2